Exhibit 99.1

William J. Teuber, Jr. to Retire from Popular, Inc. Board of Directors

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – December 13, 2019 – Popular, Inc. (NASDAQ: BPOP) announced today that William J. Teuber, Jr. informed the Board of Directors on December 12, 2019 of his decision to retire as a director of the Corporation, effective December 31, 2019.

Mr. Teuber has served as a director of the Corporation since 2004 and as the Corporation’s lead director since 2011. Mr. Teuber has also served as a director of the Corporation’s two banking subsidiaries, Banco Popular de Puerto Rico and Popular Bank, since 2007.

Richard L. Carrión, Chairman of the Board said, “Bill has been a valuable member of the Board for the past 15 years. His important contributions have made Popular a better organization. We are thankful for his service and leadership.”

Ignacio Álvarez, Chief Executive Officer, stated “I am very grateful for Bill’s counsel and support during my transition to CEO. We wish him the best in his future endeavors.”

Mr. Teuber said that “it has been my pleasure to serve Popular over the last 15 years. We overcame many challenges and achieved important milestones during that period. I leave with the satisfaction of knowing that the organization is strongly positioned for the future.”

Upon Mr. Teuber’s resignation, on December 13, 2019, the Board of Directors of the Corporation appointed Mr. John W. Diercksen as the Corporation’s lead director, effective December 31, 2019. Mr. Diercksen has served as a director of the Corporation since 2013.

Mr. Teuber’s decision was based on his desire to devote greater time to other professional responsibilities and did not result from any disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications